Exhibit 99.3

THE BRICKMAN GROUP, LTD.

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS

The following unaudited condensed combined pro forma financial statements have been prepared to give effect to the acquisition of substantially all of the assets of Groundmasters, Inc. by a wholly-owned subsidiary of The Brickman Group, Ltd., which occurred on October 31, 2006 (the “Groundmasters Acquisition”).

The unaudited condensed combined pro forma balance sheet as of September 30, 2006 gives effect to the Groundmasters Acquisition as if it occurred on September 30, 2006. The unaudited condensed Combined pro forma statements of operations for the nine months ended September 30, 2006 and the year ended December 31, 2005 give effect to the Groundmasters Acquisition as if it occurred at the beginning of each period presented.

The unaudited condensed combined pro forma statements of operations combine the historical unaudited and audited consolidated statements of operations for The Brickman Group, Ltd. for the nine months ended September 30, 2006 and the year ended December 31, 2005, respectively, with Groundmasters, Inc.’s historical unaudited and audited consolidated statements of operations for the nine months ended September 30, 2006 and the year ended December 31, 2005, respectively. The unaudited condensed combined pro forma balance sheet combines The Brickman Group, Ltd.’s historical unaudited consolidated balance sheet as of September 30, 2006 with Groundmasters, Inc.’s historical unaudited consolidated balance sheet as of September 30, 2006.

The unaudited pro forma financial statements should not be considered indicative of the actual results that would have been achieved had the Groundmasters Acquisition been completed as of the dates indicated and do not purport to indicate the balance sheet data or results of operations as of any future date or any future period. The unaudited pro forma financial information should be read in conjunction with the accompanying notes thereto.

THE BRICKMAN GROUP, LTD.

CONDENSED COMBINED PRO FORMA BALANCE SHEET

As of September 30, 2006

(dollars in thousands except for share data)

	Historical		Pro forma adjustments		Pro forma Combined
	THE BRICKMAN GROUP, LTD.	GROUNDMASTERS, INC.
ASSETS
Current assets:
Cash and cash equivalents	$9,954	$865	$(8,615	)(a)	$2,204
Accounts receivable, net of allowance for doubtful accounts	47,391	2,956	—		50,347
Unbilled revenue	28,793	289	—		29,082
Deferred tax asset	9,001	—	—		9,001
Other current assets	3,363	1,238	(987	)(b)	3,614

Total current assets	98,502	5,348	(9,602)		94,248
Property and equipment, net of accumulated depreciation	43,571	4,082	(762	)(c)	46,891
Deferred tax asset	4,541	—	—		4,541
Deferred charges, net of accumulated amortization	4,314	—	—		4,314
Intangible assets, net of accumulated amortization	60,363	13	12,152	(b),(c)	72,528
Goodwill	41,666	—	35,150	(c)	76,816
Restricted investments and other assets	2,996	—	—		2,996

Total	$255,953	$9,443	$36,938		$302,334

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable	$13,070	$385	$—		$13,455
Deferred revenue	8,490	477	—		8,967
Revolving credit	4,000	—	40,000	(a),(b)	44,000
Long-term debt - current portion	8,864	1,474	(1,474	)(b)	8,864
Accrued interest	5,147	—	—		5,147
Accrued expenses	33,619	274	245	(c)	34,138

Total current liabilities	73,190	2,610	38,771		114,577
Long-term debt and other liabilities
Long-term debt	163,738	1,780	3,220	(b),(c)	168,738
Other liabilities	3,942	—	—		3,942

Total liabilities	240,870	4,390	41,991		287,251

Commitments and contingencies

Shareholder’s equity:
Common stock	6	—	—		6
Paid-in capital	190,947	2	(2	)(b)	190,947
Retained earnings	15,130	5,051	(5,051	)(b)	15,130
Continuing shareholders’ basis adjustment	(191,000)				(191,000)

Total shareholder’s equity	15,083	5,053	(5,053)		15,083

Total liabilities and shareholder’s equity	$255,953	$9,443	$36,938		$302,334

See the accompanying notes to the unaudited condensed combined pro forma financial statements.

THE BRICKMAN GROUP, LTD.

CONDENSED COMBINED PRO FORMA STATEMENTS OF OPERATIONS

For the nine months ended September 30, 2006

(dollars in thousands)

	Historical		Pro forma adjustments		Pro forma Combined
	THE BRICKMAN GROUP, LTD.	GROUNDMASTERS, INC.
Net service revenues	$359,296	$22,432	$—		$381,728
Cost of services provided	248,533	13,844	—		262,377

Gross profit	110,763	8,588	—		119,351
General and administrative expenses	62,360	4,635	(625	)(d)	66,370
Amortization expense	11,653	130	1,363	(e)	13,146

Income from operations	36,750	3,823	(738)		39,835
Interest expense	14,839	152	2,831	(f)	17,822

Income before income taxes	21,911	3,671	(3,569)		22,013
Income tax provision	9,203	—	42	(g)	9,245

Net income	$12,708	$3,671	$(3,611)		$12,768

See the accompanying notes to the unaudited condensed combined pro forma financial statements.

THE BRICKMAN GROUP, LTD.

CONDENSED COMBINED PRO FORMA STATEMENTS OF OPERATIONS

For the year ended December 31, 2005

(dollars in thousands)

	Historical		Pro forma adjustments		Pro forma Combined
	THE BRICKMAN GROUP, LTD.	GROUNDMASTERS, INC.
Net service revenues	$454,545	$24,511	—		$479,056
Cost of services provided	315,442	15,908	—		331,350

Gross profit	139,103	8,603	—		147,706
General and administrative expenses	76,228	6,738	(833	)(d)	82,133
Amortization expense	18,323	—	1,991	(e)	20,314

Income from operations	44,552	1,865	(1,158)		45,259
Interest expense	19,943	97	3,881	(f)	23,921

Income before income taxes	24,609	1,768	(5,039)		21,338
Income tax provision	10,250	—	(1,357	)(g)	8,893

Net income	$14,359	$1,768	$(3,682)		$12,445

See the accompanying notes to the unaudited condensed combined pro forma financial statements.

THE BRICKMAN GROUP, LTD.

Notes to the Pro Forma Condensed Combined Financial Information

As of September 30, 2006

(dollars in thousands, except per share amounts)

(a)	The total cash component of the acquisition is calculated as follows:

Cash purchase price	$47,750
Less: advance on revolver	(40,000)

Cash portion of acquisition	7,750
Cash of Groundmasters, Inc. not acquired	865

Total cash adjustments	$8,615

(b)	Certain assets and liabilities of Groundmasters, Inc. were not acquired or assumed in the transaction and, therefore, are eliminated.

(c)	Goodwill is calculated as follows:

Cash	$47,750
Convertible debt	5,000
Transaction costs	285

Purchase price allocated	$53,035
Fair value of net tangible assets and liabilities acquired:
Current assets	3,500
Property and equipment	3,320
Current liabilities	(1,100)

Net tangible assets acquired	5,720
Estimated intangible assets acquired	12,165

Goodwill acquired	$35,150

(d)	General and administrative expenses are adjusted to eliminate non-recurring charges.

(e)	Amortization expense is adjusted for identifiable intangible assets, principally customer contracts. The estimated remaining useful lives of customer contracts range from 1 to 14 years. Management has performed a preliminary evaluation of the identifiable intangible assets based on fair value criteria. These allocations are based on preliminary estimates. The recorded amounts may change from the amounts shown.

(f)	Interest expense is adjusted to reflect incremental revolver debt for the full year at the current weighed average rate of 9% and interest on the convertible note of 8%, less the interest expense on Groundmasters debt which was not assumed in the transaction.

(g)	The provision for income taxes reflects the income tax effect of the preceding adjustments, assuming our current effective rate of 41.5%.

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